Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial Highlights” and “Financial Statements” in the Proxy Statement/Prospectus and “Information Incorporated by Reference” in the Statement of Additional Information, and to the incorporation by reference in the Statement of Additional Information of our report dated February 20, 2012 on the December 31, 2011 financial statements and financial highlights of the Principal Variable Contract Funds, Inc., which includes the Asset Allocation Account and SAM Balanced Portfolio Account, in this Registration Statement under the Securities Act of 1933 (Form N-14), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
January 10, 2013